Exhibit 15

May 15, 2013

Shareholders and Board of Directors of

Landmark Apartment Trust of America, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-173104) and in the related Prospectus of Landmark Apartment Trust of America, Inc. for the registration of 10,000,000 shares of its common stock of our report dated May 15, 2013 relating to the unaudited condensed consolidated interim financial statements of Landmark Apartment Trust of America, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2013.

/s/ Ernst & Young LLP

Richmond, Virginia

May 15, 2013